EXHIBIT 99
GIANT INDUSTRIES, INC.
NEWS RELEASE

Contact:  Mark B. Cox
          Executive Vice President, Treasurer, & Chief Financial Officer
          (480) 585-8888

FOR IMMEDIATE RELEASE

February 2, 2005



      GIANT INDUSTRIES, INC. PROVIDES FOURTH QUARTER EARNINGS GUIDANCE


Scottsdale, Arizona (February 2, 2005) - Giant Industries, Inc. [NYSE: GI] today reported that it expects net earnings of $627,000 to $1,254,000 or $0.05 to $0.10 per diluted share for the fourth quarter ended December 31, 2004. This compares to fourth quarter 2003 net earnings of $1.6 million or $0.18 per diluted share. For the year ended December 31, 2004, Giant expects net earnings of $16.1 million or $1.42 per diluted share to $16.7 million or $1.47 per diluted share versus net earnings of $11.2 million or $1.27 per diluted share in 2003. Fourth quarter 2004 results were positively impacted by, among other things, lower interest expense and the impact of insurance and tax settlement recoveries. Earnings were negatively impacted by, among other things, lower refining margins in the fourth quarter in comparison to the first nine months of 2004, and lower throughput volumes at the Yorktown refinery due to the delayed completion of the upgrades at the refinery in order to process additional higher acid crude oil and unrelated operating problems with two units that were resolved by early January.

Giant Industries, Inc., headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New Mexico refineries, finished products distribution terminals in Albuquerque, New Mexico and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports, and a chain of retail service station/convenience stores in New Mexico, Colorado, and Arizona. Giant is also the parent company of Phoenix Fuel Co., Inc., an Arizona wholesale petroleum products distributor. For more information, please visit Giant's website at www.giant.com.

This press release contains forward-looking statements that involve known and unknown risks and uncertainties. Forward-looking statements are identified by words or phrases such as "believes," "expects," "anticipates," "estimates," "should," "could," "plans," "intends," "will," variations of such words and phrases, and other similar expressions. While these forward-looking statements are made in good faith, and reflect the Company's current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: financial results for the fourth quarter are preliminary and not yet audited, and, accordingly, actual results may differ from current expectations, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on behalf of the Company, are expressly qualified in their entirety by the foregoing. Forward-looking statements made by the Company represent its judgment on the dates such statements are made. The Company assumes no obligation to update any forward-looking statements to reflect new or changed events or circumstance.